Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148617
PROSPECTUS
1,103,959 Shares
Local.com Corporation
Common Stock, par value $0.00001 per share
This prospectus relates to the sale or other disposition of up to an aggregate of 1,103,959 shares of our common stock offered by the selling stockholders identified in this prospectus or their transferees. The shares covered by this prospectus consist of:
•	104,311 shares of our common stock which we issued for the patent issued related to our Atlocal asset purchase;

•	867,662 shares of our common stock which are issuable upon the exercise of warrants which were issued in a private placement transaction on February 23, 2007; and

•	131,986 shares of our common stock which are issuable upon the exercise of warrants which were issued in a private placement transaction on August 1, 2007.
We will not receive any proceeds from the sale of the shares by the selling stockholders. We may, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised for cash. We are paying the expenses incurred in registering these shares.
In addition to the shares of common stock that may be sold pursuant to this prospectus, we have filed a primary shelf registration statement which has been declared effective by the Securities and Exchange Commission (“SEC”) which enables us to sell up to 8,000,000 shares of our common stock from time to time. We do not any current plans to sell shares of our common stock pursuant to this shelf registration statement. Certain of the selling stockholders also have the ability to sell additional shares of our common stock pursuant to a shelf registration statement that was declared effective by the SEC on July 9, 2007.
The following table indicates the number of shares available for future resale by us and by the selling stockholders as a group listed in this prospectus under prior registration statements that were previously declared effective by the SEC:

			Registration
	Number of		Statement	Effective
	Shares	Registration Form	Number	Date

Registrant	8,000,000	S-3 (Primary Shelf Registration)	333-147494	1/15/2008
Selling stockholders	1,169,749	S-3 (Resale Shelf)	333-141890	7/9/2007
Our common stock is quoted on the Nasdaq Capital Market under the symbol “LOCM.” The last reported sale price of our common stock on March 7, 2008 was $3.95 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 31, 2008

PROSPECTUS SUMMARY
This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section beginning on page 3 of this prospectus and the financial statements and the related notes contained or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. Unless the context requires otherwise, as used in this prospectus, the terms “Local.com,” “we,” “us” and “our” refer to Local.com Corporation.
About Us
We provide paid-search advertising services to local and national businesses on the Internet. Our services enable businesses to list their products and services in our distributed Internet search results. By providing listings of products and services to consumers in a targeted search context, we offer businesses an effective method of advertising to consumers during the purchasing process.
Our sponsored listings are derived from our Advertiser Network, which includes our direct advertisers as well as indirect advertisers from other paid-search and directory companies. We supply these aggregated sponsored listings to our own Local.com web site and our Distribution Network, which is a network of web sites and search engines that integrate our search results into their web sites, in response to targeted keyword searches performed by Internet users on those web sites.
We generate revenue each time an Internet user initiates a search on our own Local.com web site or on our Distribution Network and clicks-through on a sponsored listing from our Advertiser Network. We generally compile these sponsored listings according to bid price, which is the amount an advertiser is willing to pay for each click-through. Advertisers pay only when an Internet user clicks-through on the advertiser’s sponsored listing. Our distribution model is designed to provide sponsored listings from our direct advertisers as well as the advertisers of other paid-search engines to our broad Distribution Network. We also generate revenue from monthly fee arrangements and display advertising (banners).
Prior to 2005, we provided search services that benefited national advertisers. During 2005, we began to transition away from national search services and to focus on local search services.
In August 2005, we launched Local.com, a consumer facing destination web site specializing in local search. Local.com uses a combination of our proprietary Keyword DNA™ and geographic web indexing technologies to provide relevant search results for local business, products and services and sponsored listings.
Corporate Information
We were incorporated in Delaware in March 1999 as eWorld Commerce Corporation. In August 1999 we changed our name to eLiberation.com Corporation. In February 2003, we changed our name to Interchange Corporation. On November 2, 2006, we changed our name to Local.com Corporation.
Our principal executive offices are located at One Technology Drive, Building G, Irvine, California 92618, and our telephone number is (949) 784-0800. We maintain our corporate website at www.local.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, or that can be accessed through, our websites is not a part of this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from third party market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.
This prospectus refers to brand names, trademarks, service marks and trade names of other companies and organizations. We own the following trademarks: KeywordDNA, ePilot and Pay Per Connect. We have applied to register the following trademarks with the United States Patent and Trademark Office: LocalSense and Local.com. Each other trademark, trade name or service mark appearing in this prospectus belongs to its respective owner.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occur, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, results of operations or financial condition.
Risks Relating to Our Business
If we are not successful with our Local.com initiative, our future financial performance may be affected.
In March 2005, we purchased the Local.com domain name. On August 9, 2005, we launched Local.com, a consumer facing destination web site specializing in local search. This site is our first consumer facing business and we intend to invest significant amounts of time and resources on Local.com We cannot assure you that we will be successful in growing revenue from local search, in attracting consumers or advertisers to Local.com, or in achieving a positive impact on our operational and financial performance with Local.com. If we are unable to attract consumers and/or advertisers to Local.com, our financial performance may be adversely affected.
We have historically incurred losses and expect to incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.
We have a history of losses. We had a net loss of $18.2 million for the year ended December 31, 2007 and $13.3 million for the year ended December 31, 2006. We also had an accumulated deficit of $49.2 million at December 31, 2007 and expect to have a net loss for at least the next quarter. We have significantly increased our operating expenses by expanding our operations in order to grow our business and further develop and maintain our services. Such increases in operating expense levels may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue does not grow, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.
We face intense competition from larger, more established companies, as well as our own Advertiser Network partners, and we may not be able to compete effectively, which could reduce demand for our services.
The online paid-search market is intensely competitive. Our primary current competitors include Yahoo! Inc., Google Inc., our own Advertiser Network partners and online directories, such as Switchboard. Although we currently pursue a strategy that allows us to partner with a broad range of web sites and search engines, our current and future partners may view us as a threat to their own internal paid-search services. Nearly all of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue sharing arrangements with network distributors, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to web site and systems development than we do. In addition, the search industry has experienced consolidation, including the acquisitions of companies offering paid-search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus on paid-search services. If these industry trends continue, or if we are unable to compete in the paid-search market, our financial results may suffer.
Additionally, larger companies such as Google and Microsoft Corporation may implement technologies into their search engines or software that make it less likely that consumers can reach, or execute searches on, Local.com or our Distribution Network partners’ web sites and less likely to click-through on our Advertiser Network partners’ sponsored listings. The implementation of such technologies could result in a decline in click-throughs to our advertisers’ sponsored listings, which would decrease our revenues. If we are unable to successfully compete against current and future competitors or if our current Advertising Network partners choose to rely more heavily on their own distribution networks in the future, our operating results will be adversely affected.

We rely on our Advertiser Network partners to provide us access to their advertisers, and if they do not, it could have an adverse impact on our business.
We rely on our Advertiser Network partners to provide us with advertiser listings so that we can distribute these listings to Local.com or our Distribution Network partners in order to generate revenue when a consumer click-through occurs on our Advertiser Network partners’ sponsored listings. For the year ended December 31, 2007, 87% of our revenue was derived from our Advertiser Network partners. In addition, 97% of our revenues from Local.com are derived from our Advertiser Network partners. Most of our agreements with our Advertiser Network partners are short-term, and, as a result, they may discontinue their relationship with us or negotiate new terms that are less favorable to us, at any time, with little or no notice. Our success depends, in part, on the maintenance and growth of our Advertiser Network partners. If we are unable to develop or maintain relationships with these partners, our operating results and financial condition will suffer.
Our executive officers and certain key personnel are critical to our success, and the loss of these officers and key personnel could harm our business.
Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel. We only have employment agreements with our three executive officers: Heath B. Clarke (Chief Executive Officer and Chairman of the Board), Stanley B. Crair (President and Chief Operating Officer) and Douglas S. Norman (Chief Financial Officer and Secretary). Each of Messrs. Clarke, Crair and Norman’s employment agreements may be terminated with 30 days notice by either the executive or us. No key man life insurance has been purchased on any of Messrs. Clarke, Crair or Norman. Our performance also depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.
The market for Internet and local search advertising services is in the early stages of development, and if the market for our services decreases it will have a material adverse effect on our business, prospects, financial condition and results of operations.
Internet marketing and advertising, in general, and paid-search, in particular, are in the early stages of development. Our future revenue and profits are substantially dependent upon the continued widespread acceptance, growth, and use of the Internet and other online services as effective advertising mediums. Many of the largest advertisers have generally relied upon more traditional forms of media advertising and have only limited experience advertising on the Internet. Local search, in particular, is still in an early stage of development and may not be accepted by consumers for many reasons including, among others, that consumers may conclude that local search results are less relevant and reliable than non-paid-search results, and may view paid-search results less favorably than search results generated by non-paid-search engines. If consumers reject our paid-search services, or commercial use of the Internet generally, and the number of click-throughs on our sponsored listings decreases, the commercial utility of our search services could be adversely affected.
We expect that our anticipated future growth, including through potential acquisitions, may strain our management, administrative, operational and financial infrastructure, which could adversely affect our business.
We anticipate that significant expansion of our present operations will be required to capitalize on potential growth in market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. We expect to add a significant number of additional key personnel in the future, including key managerial and technical employees who will have to be fully integrated into our operations. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially adversely affected.

We may incur impairment losses related to goodwill and other intangible assets which could have a material and adverse effect on our financial results.
As a result of our acquisition of Inspire Infrastructure 2i AB and PremierGuide, Inc., the purchase of Local.com domain name, and the Atlocal asset purchase, we have recorded substantial goodwill and intangible assets in our consolidated financial statements. During the year ended December 31, 2005, due to the deterioration of revenues in Europe since the acquisition of Inspire in February 2005, we believed that the carrying amount for customer contracts and relationships was impaired. The carrying amount of customer contracts and relationships exceeded the sum of the undiscounted cash flows expected and as a result, we wrote-down the remaining unamortized balance of $337,000. We are required to perform impairment reviews of our goodwill and other intangible assets, which are determined to have an indefinite life and are not amortized. Such reviews are performed annually or earlier if indicators of potential impairment exist. We performed our annual impairment analysis as of December 31, 2007 and determined that no impairment existed. Future impairment reviews may result in charges against earnings to write-down the value of intangible assets.
We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.
There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, claim infringement by us with respect to our current or future services, trademarks or other proprietary rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.
We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we willfully infringe, and, also, could put our patent applications at risk of not being issued.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.
Any patent litigation could negatively impact our business by diverting resources and management attention away from other aspects of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.
We may be subject to lawsuits for information displayed on our web sites and the web sites of our advertisers, which may affect our business.
Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers’ listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our web sites or the information that is published across our Distribution Network. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our advertisers. Our potential liability for unlawful activities of our advertisers or for the content of our advertisers’ listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

Government and legal regulations may damage our business.
We are not currently subject to direct regulation by any government agency, other than regulations generally applicable to Internet businesses, and there are currently few significant laws or regulations directly applicable to access to or commerce on the Internet. It is possible, however, that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as the positioning of sponsored listings on search results pages. For example, the Federal Trade Commission, or FTC, has recently reviewed the way in which search engines disclose paid-search practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid-search results are clearly distinguished from non-paid results, that the use of paid-search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid-search listings on search results. The adoption of laws or regulations relating to placement of paid search advertisements or user privacy, defamation or taxation may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations.
If we do not deliver traffic that converts into revenue for advertisers, then the advertisers may pay us less for their listing or discontinue listings with us.
For our services to be successful, we need to deliver consumers to advertisers’ web sites that convert into sales for the advertiser. If we do not meet advertisers’ expectations by delivering quality traffic, then they may reduce their bid prices or cease doing business with us, which may adversely affect our business and financial results.
If we fail to detect click-through fraud, we could lose the confidence of our advertisers, thereby causing our business to suffer.
We are exposed to the risk of fraudulent or illegitimate clicks on our sponsored listings. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertisers may become dissatisfied with our advertising programs, which could lead to loss of advertisers and revenue.
Failure to adequately protect our intellectual property and proprietary rights could harm our competitive position.
Our success is substantially dependent upon our proprietary technology, which relates to a variety of business and transactional processes associated with our paid-search advertising model, our Keyword DNA technology and our LocalConnect search and advertising platform. We rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to protect our proprietary rights. Although we have filed patent applications on certain parts of our technology, much of our proprietary information may not be patentable, and we do not currently possess any patents. We cannot assure you that we will develop proprietary technologies that are patentable or that any pending patent applications will be issued or that their scope is broad enough to provide us with meaningful protection. We own the trademarks for ePilot, Pay Per Connect and Keyword DNA in the United States and may claim trademark rights in, and apply for trademark registrations in the United States for a number of other marks. We cannot assure you that we will be able to secure significant protection for these marks. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our services or design around patents issued to us or our other intellectual property rights. If we are unable to adequately protect our intellectual property and proprietary rights, our business and our operations could be adversely affected.
We may experience downward pressure on our bid prices if advertisers do not obtain a competitive return on investment, which could have a material and adverse effect on our financial results.
We may experience downward pressure on our bid prices if advertisers do not obtain a favorable return on investment from our paid-search services in comparison to our competitors’ services or other advertising methods. We compete with other web search services, online publishers and high-traffic web sites, as well as traditional media such as television, radio and print, for a share of our advertisers’ total advertising expenditures. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to paid-search. Acceptance of paid-search marketing among advertisers will depend, to a large extent, on its perceived effectiveness and the continued growth of commercial usage of the Internet. If we experience downward pricing pressure for our services in the future, our financial results may suffer.

Two of our Advertiser Network partners have provided a substantial portion of our revenue; the loss of either of these partners may have a material adverse effect on our operating results.
Our local Advertiser Network partner, Yahoo! Inc., represented 49% of our total revenue for the year ended December 31, 2007 and our Advertiser Network partner, Idearc Media Corp, represented 15% of our total revenue for the year ended December 31, 2007. It is difficult to predict whether Yahoo and Idearc will continue to represent such a significant portion of our revenue in the future. Either partner may choose not to renew our agreement in the future or may choose to reduce the use of our paid-search services, in which case our business and financial results may be harmed.
Two customers account for a significant portion of our accounts receivable, and the failure to collect from those customers would harm our financial condition and results of operations.
While most of our customers pay for our services in advance, some do not. Two of our customers that do not pay in advance, Yahoo! Inc. and Idearc Media Corp., have and will likely continue for the foreseeable future to account for a significant portion of our accounts receivable. At December 31, 2007, Yahoo represented 62% and Idearc represented 12% of our total accounts receivable. Yahoo’s and Idearc’s accounts have been, and will likely continue to be, unsecured and any failure to collect on those accounts would harm our financial condition and results of operations.
A significant portion of the traffic to our local.com web site is acquired from other search engines, mainly google.com, the loss of the ability to acquire traffic could have a material and adverse effect on our financial results.
We advertise on other search engine web sites, primarily google.com, but also yahoo.com, msn.com and ask.com, by bidding on certain keywords we believe will drive traffic to our Local.com website. During the three month period ending December 31, 2007, approximately 90% of the traffic on our Local.com website was acquired from other search engine websites. During the year ended December 31, 2007, traffic acquisition costs (TAC) were $13.7 million of which $10.9  million was paid to Google, Inc. If we are unable to advertise on these web sites, or the cost to advertise on these web sites increases, our financial results may suffer.
Problems with our computer and communication systems may harm our business.
A key element of our strategy is to generate a high volume of traffic across our network infrastructure to and from our Advertiser and Distribution Network partners. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain advertising customers, as well as maintain adequate customer service levels. We may experience periodic systems interruptions. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade our technology, transaction-processing systems and network infrastructure. We cannot assure you that we will be able to accurately project the rate or timing of increases, if any, in the use of our network infrastructure or timely expand and upgrade our systems and infrastructure to accommodate such increases.
We rely on third party technology, server and hardware providers, and a failure of service by these providers could adversely affect our business and reputation.
We rely upon third party data center providers to host our main servers and expect to continue to do so. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current co-location providers. We also rely on third party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third party providers could adversely affect our business and reputation.

State and local governments may be able to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the level of usage of our services.
Beginning in 1998, the federal government imposed a moratorium on state and local governments’ imposition of new taxes on Internet access and eCommerce transactions, which has now expired. State and local governments may be able to levy additional taxes on Internet access and eCommerce transactions unless the moratorium is reinstituted. Any increase in applicable taxes may make eCommerce transactions less attractive for businesses and consumers, which could result in a decrease in eCommerce activities and the level of usage of our services.
Risks Relating to this Offering and Ownership of Our Common Stock
The market price of our common stock has been and is likely to continue to be highly volatile, which could cause investment losses for our stockholders and result in stockholder litigation with substantial costs, economic loss and diversion of our resources.
Prior to our initial public offering, which was completed on October 22, 2004, there was no public trading market for our common stock. We cannot predict the extent to which investor interest will support an active and liquid trading market for our common stock.
In addition, the trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:
•	developments concerning proprietary rights, including patents, by us or a competitor;

•	market acceptance of our new and existing services and technologies;

•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•	actual or anticipated fluctuations in our operating results;

•	continued growth in the Internet and the infrastructure for providing Internet access and carrying Internet traffic;

•	introductions of new services by us or our competitors;

•	enactment of new government regulations affecting our industry;

•	changes in the number of our Advertising and Distribution Network partners;

•	seasonal fluctuations in the level of Internet usage;

•	loss of key employees;

•	institution of intellectual property litigation by or against us;

•	success of our international expansion;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.
Due to the short-term nature of our Advertiser Network and Distribution Network partner agreements and the emerging nature of the paid-search market, we may not be able to accurately predict our operating results on a quarterly basis, if at all, which may lead to volatility in the trading price of our common stock. In addition, the stock market in general, and the Nasdaq Capital Market and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management’s attention and resources. As a result of these and other factors, you may not be able to resell your shares above the price you paid and may suffer a loss on your investment.
Future sales of shares of our common stock that are eligible for sale by our stockholders may decrease the price of our common stock.
We had 14,204,110 shares of common stock outstanding on December 31, 2007. Of these shares, 131,516 are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act. In addition, there were outstanding options to purchase 2,703,850 shares of our common stock and warrants to purchase 3,470,278 shares of our common stock. Actual sales, or the prospect of sales by our present stockholders or by future stockholders, may have a negative effect on the market price of our common stock.
Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.
Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our amended and restated certificate of incorporation and in our amended and restated bylaws:
•	special meetings of our stockholders may be called only by our Chief Executive Officer, by a majority of the members of our board of directors or by the holders of shares entitled to cast not less than 10% of the votes at the meeting;

•	stockholder proposals to be brought before any meeting of our stockholders must comply with advance notice procedures;

•	our board of directors is classified into three classes, as nearly equal in number as possible;

•	newly-created directorships and vacancies on our board of directors may only be filled by a majority of remaining directors, and not by our stockholders;

•	a director may be removed from office only for cause by the holders of at least 75% of the voting power entitled to vote at an election of directors;

•	our amended and restated bylaws may be further amended by our stockholders only upon a vote of at least 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and

•	our board of directors is authorized to issue, without further action by our stockholders, up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors.
We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock.
Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.
Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes against its post-change income may be limited. We believe that with our initial public offering, our recent private placement and other transactions that have occurred over the past three years, we have triggered an “ownership change” limitation. We have performed an analysis to determine to what extent our ability to utilize our net operating loss carryforwards is limited. We determined that our Section 382 limitation is $3.7 million a year. We may also experience ownership change in the future as a result of subsequent shifts in our stock ownership. As of December 31, 2007 we have net operating loss carryforwards of approximately $47.2 million and $40.6 million for federal and state income tax purposes, respectively.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this prospectus that are not purely historical are forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors” and “Use of Proceeds.” In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.
Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS
This prospectus covers 1,103,959 shares of our common stock, which may be sold, or otherwise disposed of, from time to time by the selling stockholders or their transferees. We will not receive any part of the proceeds from the sale or other disposition of common stock by the selling stockholders. If all of the warrants being registered for resale hereunder are fully exercised for cash, we will receive approximately $5.6 million in cash from the warrant holders. Any proceeds received by us from the exercise of warrants will be used by us for general corporate purposes, including working capital.

SELLING SECURITY HOLDERS
This prospectus covers the sale or other disposition of up to 1,103,959 shares of our common stock issued or issuable to the stockholders identified below. These shares consist of:
•	104,311 shares of our common stock which we issued for the patent issued related to our Atlocal asset purchase;

•	867,662 shares of our common stock which are issuable upon the exercise of warrants which were issued in a private placement transaction on February 23, 2007; and

•	131,986 shares of our common stock which are issuable upon the exercise of warrants which were issued in a private placement transaction on August 1, 2007.
The following table sets forth:
•	the name of each selling stockholder;

•	the nature of any material relationship within the past three years between any selling stockholder and Local.com or any of our affiliates based on information currently available to us;

•	the number of shares of our common stock beneficially owned by each selling stockholder prior to this offering;

•	the number of shares of our common stock offered hereunder by each selling stockholder; and

•	the number and percent of shares of our common stock beneficially owned by each selling stockholder after the offering is complete. This calculation assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering.
Each of the selling stockholders is offering for sale with this prospectus the number of shares listed below subject to the limitations described in the section of this prospectus entitled “Plan of Distribution”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each of the selling stockholders named in this table has sole voting power with respect to all shares of common stock listed as beneficially owned by such selling stockholders.
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares the selling stockholder has the right to acquire within 60 days. Percentages are based on a total of 14,204,110 shares of common stock outstanding on December 31, 2007. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 31, 2007, are deemed outstanding for computing the percentage of the selling stockholder holding such option or warrant but are not deemed outstanding for computing the percentage of any other selling stockholder.

					Shares Beneficially Owned
					After Offering is Complete
	Number of			Shares Offered
	Shares			Pursuant to this
	Beneficially		Shares Offered	Prospectus from
	Owned Prior to		Pursuant to this	Exercise of
Name of selling security holder	Offering		Prospectus	Warrants	Number		Percentage
Xiongwu Xia	122,404	(5)	104,311	—	18,093		*
Hearst Communications, Inc. (1)	1,496,117	(6)	—	597,015	899,102	(12)	6.3%
SRB Greenway Capital, L.P. (2)	40,636	(7)	—	20,318	20,318	(12)	*
SRB Greenway Capital (QP), L.P. (2)	342,588	(8)	—	171,294	171,294	(12)	1.2%
SRB Greenway Offshore Operating Fund, L.P. (2)	14,786	(9)	—	7,393	7,393	(12)	*
GunnAllen Financial Inc. (3)	217,556	(10)	—	136,057	81,499		*
Norman K. Farra Jr. (4)	179,031	(11)	—	67,571	111,460		*

*	- Less than 1%

(1)	Hearst Communications, Inc. is the direct owner of the warrant and the underlying securities of each (the “Securities”) if converted. Pursuant to the definition of “beneficial owner” set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, each of Hearst Magazines Property, Inc., Communications Data Services, Inc., Hearst Holdings, Inc., The Hearst Corporation and The Hearst Family Trust may be deemed to beneficially own the underlying Securities. Hearst Magazines Property, Inc. has the power to direct the disposition and voting of the Securities as the controlling shareholder of Hearst Communications, Inc. Communications Data Services, Inc. has the power to direct the disposition and voting of the Securities as the sole shareholder of Hearst Magazines Property, Inc. Hearst Holdings, Inc. has the power to direct the disposition and voting of the Securities as the sole shareholder of Communications Data Services, Inc. The Hearst Family Trust and The Hearst Corporation have the power to direct the disposition and voting of the Securities as the direct or indirect sole shareholders of The Hearst Corporation and Hearst Holdings, Inc., respectively. Accordingly, Hearst Communications, Inc. shares the power to direct the disposition and voting of the Securities beneficially owned by it, and Hearst Magazines Property, Inc., Communications Data Services, Inc., Hearst Holdings, Inc., The Hearst Corporation and The Hearst Family Trust share the power to direct the disposition and voting of the Securities beneficially owned by Hearst Communications, Inc. Hearst Communications, Inc. is a corporation managed by a board of directors and a group of senior executive officers. James M. Asher is the natural person who exercises the voting and dispositive power with respect to the shares owned by Hearst Communications, Inc.

(2)	BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. (“SRB Management”). SRB Management is the general partner of SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (Q.P.), L.P. (“SRBQP”) and SRB Greenway Offshore Operating Fund, L.P (“SRB Offshore”). Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of SRBGC, SRBQP and SRB Offshore.

(3)	Richard A. Frueh is the natural person who exercises the voting and dispositive power with respect to the shares owned by GunnAllen Financial, Inc.

(4)	Norman K. Farra Jr. is a member of our board of directors.

(5)	Includes 12,746 shares issuable upon the exercise of options that are exercisable within 60 days of December 31, 2007.

(6)	Includes 1,196,030 shares issuable upon the exercise of warrants that are exercisable within 60 days of December 31, 2007.

(7)	Includes 40,636 shares issuable upon the exercise of warrants that are exercisable within 60 days of December 31, 2007.

(8)	Includes 342,588 shares issuable upon the exercise of warrants that are exercisable within 60 days of December 31, 2007.

(9)	Includes 14,786 shares issuable upon the exercise of warrants that are exercisable within 60 days of December 31, 2007.

(10)	Includes 217,556 shares issuable upon the exercise of warrants that are exercisable within 60 days of December 31, 2007.

(11)	Includes 105,282 shares issuable upon the exercise of warrants and 73,749 shares issuable upon the exercise of options that are exercisable within 60 days of December 31, 2007.

(12)	These shares have been separately registered on Registrant’s Form S-3 filed on April 4, 2007, as amended by Amendment No. 1 to Form S-3 filed on July 2, 2007 and Amendment No. 2 to Form S-3 filed on July 6, 2007, and may be resold in accordance with the Plan of Distribution.
The following are brief descriptions of the unregistered offerings of February 23, 2007 and August 1, 2007 including a materially complete description of the terms of the warrants issued in each of these transactions and the extent to which the various selling shareholders participated in each of these unregistered offerings. These descriptions have been included in our Amendment No. 1 to our Form S-3 under the Selling Security Holders section:
February 23, 2007 offering
On February 22, 2007, we entered into a Purchase Agreement (“Convertible Note Agreement”) with Hearst Interactive Media, a division of Hearst Corporation and Greenway Capital (collectively referred to as the “Investors”) whereby we issued $8.0 million of senior secured convertible notes (“Notes”) for gross proceeds of $8.0 million. The Notes bore interest at a rate of 9% per annum for a term of two years and were convertible into 1,990,050 shares of our common stock at a conversion price of $4.02 per share. All of the Notes have been converted into shares of our common stock. In connection with the sale of the Notes, we also issued to the Investors warrants to purchase up to 796,020 shares of our common stock at an exercise price of $4.82 per share (“Series A Warrants”) and warrants to purchase up to 796,020 shares of our common stock at an exercise price of $5.63 per share (“Series B Warrants”).
In connection with the issuance of the Notes, we paid $530,000 in cash for placement agent fees to GunnAllen Financial, Inc. (“GunnAllen”), a registered broker-dealer, of which $205,000 was paid to Norman K. Farra Jr., a member of our board of directors. We also issued to GunnAllen warrants to purchase an aggregate of 71,642 shares of our common stock, of which 27,711 were issued to Norman K. Farra Jr., at an exercise price of $4.82 per share that expire five years from the date of issuance and warrants to purchase an aggregate of 71,642 shares of our common stock, of which 27,711 were issued to Norman K. Farra Jr., at an exercise price of $5.63 per share that expire five years from the date of issuance.
On March 29, 2007, we entered into Amendment No. 1 to the Convertible Note Agreement with the Investors which amended the terms of the warrants such that the warrants could not be exercised prior to August 23, 2007, the six month anniversary of the closing date of the Convertible Note Agreement.
On July 31, 2007, we entered into Consent to Equity Sales agreements with the Investors whereby the Investors waived the application of Section 7.9 of the Convertible Note Agreement which prohibited us from selling securities under certain circumstances and the Strategic Investor waived their Right of First Refusal pursuant to Section 7.12 of the Convertible Note Agreement with respect to any equity transaction that occurs during the 90 day period following July 9, 2007. In addition, we agreed to reduce the exercise price of the Series A Warrants to $4.32 per share and reduce the exercise price per share of the Series B Warrants to $5.13 per share.
August 1, 2007 offering
On August 1, 2007, we issued 2,356,900 shares of our common stock, par value $0.00001 per share, for an aggregate purchase price of $12,962,950 to institutional investors in a private placement transaction pursuant to a Securities Purchase Agreement, dated as of July 31, 2007 (the “Securities Purchase Agreement”). In connection with the sale of the common stock, we also issued the investors warrants to purchase up to 471,380 shares of our common stock at an exercise price of $7.89 per share exercisable beginning February 1, 2008 and for a period of five years thereafter; and warrants to purchase up to 471,380 shares of our common stock at an exercise price of $9.26 per share exercisable beginning February 1, 2008 and for a period of six years thereafter. In connection with the transaction described herein, we also entered into a Registration Rights Agreement which obligated us to register the resale of the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the warrants under the Securities Act of 1933, as amended.
In connection with the transaction, GunnAllen acted as our placement agent. For payment for these services, we paid GunnAllen fees of $827,777 in cash, of which $250,000 were paid to Norman K. Farra Jr., a member of our board of directors and an employee of GunnAllen. In addition, we issued GunnAllen warrants to purchase up to 46,063 shares of our common stock at $7.89 per share and warrants to purchase up to 46,063 shares of our common stock at $9.26 per share. In addition, we issued Norman K. Farra Jr. warrants to purchase 19,930 shares of our common stock at $7.89 per share and warrants to purchase 19,930 shares of our common stock at $9.26 per share.

PLAN OF DISTRIBUTION
The selling stockholders, which as used herein, includes pledgees, donees, transferees, or other successors-in-interest selling shares of common stock or interest in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interest in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales effected after the date the registration statement of which this prospectus is a part of is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan, or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon rule 144 under the securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
The company is paying all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock. The company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.
LEGAL MATTERS
The validity of the shares of common stock offered in this prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.
EXPERTS
Our financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 included in this prospectus and in the registration statement, of which this prospectus is a part, have been audited by Haskell & White LLP, independent registered public accounting firm, as set forth in their report. We have included our financial statements in this prospectus and in the registration statement, of which this prospectus is a part, in reliance on Haskell & White LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, we refer you to the

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registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other documents referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement of which this prospectus is a part, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
We are subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. We also intend to furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.local.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission. The reference to our web address does not constitute incorporation by reference of the information contained at or accessible through this site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our current report on Form 8-K filed February 20, 2008;

•	All of our filings pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement; and

•	The description of our common stock contained in our registration statement on Form SB-2 filed with the SEC on June 29, 2004 and amended on August 11, 2004, September 16, 2004, October 7, 2004 and October 18, 2004.
You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits to such documents, free of charge upon written or oral request to Investor Relations, Local.com Corporation, One Technology Drive, Building G, Irvine, California 92618, telephone: (949) 784-0800.